Exhibit 16.1

Letter of Fruci & Associates

(former principal independent accountant)

August 31, 2021

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

RE: Sustainable Projects Group Inc.

Dear Sir or Madam:

We have read the statements made by Sustainable Projects Group Inc., which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 “Changes in Registrant’s Certifying Accountant” in the Form 8-K dated August 31, 2021. We agree with the statements disclosed under Item 4.01 in such Form 8-K insofar as they relate to our Firm.

We have no basis on which to agree or disagree with the other statements contained in the Form 8-K.

Sincerely,

/s/ Fruci & Associates II, PLLC
Spokane, Washington